Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Starbox Group Holdings Ltd. on Form F-3 (File No. 333-274484, File No. 333-278571, File No. 333-280850, File No. 333-281748, and File No. 333-283486) of our report dated February 13, 2025, with respect to the consolidated financial statements of Starbox Group Holdings Ltd. and its subsidiaries, for the year ended September 30, 2024, which report is included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2024.

/s/ ENROME LLP

Enrome LLP (PCAOB ID: 6907)

Singapore

February 13, 2025